Term Sheet To product supplement BE dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Term Sheet No. 740BE Registration Statement No. 333-162195 Dated September 30, 2009; Rule 433
Deutsche Bank AG

Structured Investments	Deutsche Bank $ Knock-Out Buffered Return Enhanced Step-Up Securities due October 7, 2011 Linked to the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
General
•
The securities are designed for investors who seek a return linked to the performance of a basket of four Asian currencies relative to the U.S. dollar.  If the Ending Basket Level is greater than or equal to the Starting Basket Level, investors will be entitled to receive a return of at least the Specified Percentage of 10.80%*, or $1,108.00 per $1,000 face amount of securities.  If the Ending Basket Level is less than the Starting Basket Level but a Knock-Out Event has not occurred, investors will be entitled to receive $1,000 per $1,000 face amount of securities.  If the Ending Basket Level is less than the Starting Basket Level and a Knock-Out Event has occurred, investors will be entitled to receive an amount equal to $1,000 times the Basket Return.

•	Investors should be willing to forgo coupon and dividend payments, and be willing to lose some or all of their investment.
•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing October 7, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (“face amount”) and integral multiples thereof.
•	The securities are expected to price on or about October 2, 2009 (the “Trade Date”) and are expected to settle on or about October 7, 2009.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Basket:
The securities are linked to a weighted basket consisting of four currencies (each a “Basket Currency,” and together the “Basket Currencies”) that measures the performance of the Basket Currencies relative to the U.S. dollar. We refer to the Basket Currencies collectively as the “Basket.”

	Basket Currency	Fixing Source	Fixing Time	Initial Spot Rate	Basket Currency Performance Weighting
	Malaysian ringgit (“MYR”)	Reuters Page “ABSIRFIX01”	11:00 a.m. Singapore time		1/4
	Singapore dollar (“SGD”)	Reuters Page “ABSIRFIX01”	11:00 a.m. Singapore time		1/4
	Indonesian rupiah (“IDR”)	Reuters Page “ABSIRFIX01”	11:00 a.m. Singapore time		1/4
	Korean won (“KRW”)	Reuters Screen “KFTC18 Page”	3:30 p.m. Seoul time		1/4
Currency of the Issue:	United States dollars
Specified Percentage:	At least 10.80%. The actual Specified Percentage on the securities will be determined on the Trade Date and will not be less than 10.80%.
Payment at Maturity:
If the Ending Basket Level is greater than or equal to the Starting Basket Level, you will be entitled to receive a cash payment, for each $1,000 face amount of securities, equal to:
•        $1,000 + [$1,000 × the greater of (i) the Specified Percentage and (ii) the Basket Return]

If the Ending Basket Level is less than the Starting Basket Level but a Knock-Out Event has not occurred, you will be entitled to receive a cash payment, for each $1,000 face amount of securities, equal to:
•        $1,000

If the Ending Basket Level is less than the Starting Basket Level and a Knock-Out Event has occurred, you will be entitled to receive a cash payment, for each $1,000 face amount of securities, equal to:

• $1,000 + [$1,000 x Basket Return]
You will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level by more than 10%.
Knock-Out Event:	A Knock-Out Event will occur if on any Trading Day during the Observation Period the Basket Level is less than 90% of the Starting Basket Level.
Basket Return:	The performance of the Basket from the Starting Basket Level to the Ending Basket Level, calculated as follows:
Ending Basket Level – Starting Basket Level
Starting Basket Level
The Basket Return may be positive or negative.
Starting Basket Level:	Set equal to 100 on the Trade Date.
Ending Basket Level:	The Basket Level on the Final Valuation Date.
Basket Level:	On any Trading Day, the Basket Level will be calculated as follows:

100 x [1 + (MYR Return x 1/4) + (SGD Return x 1/4) + (IDR Return x 1/4) + (KRW Return x 1/4)]
where the MYR Return, SGD Return, IDR Return and KRW Return refer to the Currency Performance for the Malaysian ringgit, the Singapore dollar, the Indonesian rupiah and the Korean won, respectively, on such Trading Day.

Currency Performance:
For any Basket Currency, the Currency Performance on any Trading Day will be the performance of such Basket Currency from its Initial Spot Rate to its Daily Spot Rate for such Trading Day, calculated as follows:

Initial Spot Rate – Daily Spot Rate
Daily Spot Rate
(cover continued on next page)
†	Subject to postponement in the event of a market disruption event as described in the accompanying product supplement.
*	The actual Specified Percentage will be set on the Trade Date.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this term sheet.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement for return enhanced securities, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $985.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
JPMorgan
Placement Agent

September 30, 2009

(continued from previous page)

Initial Spot Rate:
The Initial Spot Rate for each Basket Currency will be the U.S. dollar/Basket Currency mid-spot rate at 4:00 p.m. London time, expressed as the amount of the respective Basket Currency per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT12” or any successor page, on the Trade Date.

Daily Spot Rate:	For any Basket Currency, the Daily Spot Rate on any Trading Day will be the Spot Rate of such Basket Currency on such Trading Day.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar as of the Fixing Time, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this term sheet under “Spot Rate.”  The Spot Rates for each Basket Currency are expressed as units of the respective currency per U.S. dollar.  The Spot Rates are calculated once each Trading Day.  The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this term sheet.

Observation Period:	The period of Trading Days on which there is no market disruption event with respect to the Basket, commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trading Day:	The Trade Date, the Final Valuation Date and each day from the Trade Date to the Final Valuation Date (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in Kuala Lumpur, Singapore, Jakarta and Seoul.
Final Valuation Date†:	October 4, 2011
Maturity Date†:	October 7, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A0 UX 9 / US2515A0UX98

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with the prospectus dated September 29, 2009, as supplemented by the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement BE dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BE dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200154/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Basket?

The following table and graph illustrate the hypothetical total return at maturity on the securities.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 face amount of securities to $1,000.  The hypothetical total returns set forth below assume a Starting Basket Level of 100 and a Specified Percentage of 10.80%.  The actual Specified Percentage on the securities will be determined on the Trade Date and will not be less than 10.80%.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.  The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

		A Knock-Out Event Has Not Occurred		A Knock-Out Event Has Occurred
Hypothetical Ending Basket Level	Basket Return (%)	Payment at Maturity ($)	Payment Return (%)	Payment at Maturity ($)	Payment Return (%)
200.00	100.00%	$2,000.00	100.00%	$2,000.00	100.00%
175.00	75.00%	$1,750.00	75.00%	$1,750.00	75.00%
150.00	50.00%	$1,500.00	50.00%	$1,500.00	50.00%
130.00	30.00%	$1,300.00	30.00%	$1,300.00	30.00%
125.00	25.00%	$1,250.00	25.00%	$1,250.00	25.00%
115.00	15.00%	$1,150.00	15.00%	$1,150.00	15.00%
110.80	10.80%	$1,108.00	10.80%	$1,108.00	10.80%
110.00	10.00%	$1,108.00	10.80%	$1,108.00	10.80%
105.00	5.00%	$1,108.00	10.80%	$1,108.00	10.80%
100.00	0.00%	$1,108.00	10.80%	$1,108.00	10.80%
95.00	-5.00%	$1,000.00	0.00%	$950.00	-5.00%
90.00	-10.00%	$1,000.00	0.00%	$900.00	-10.00%
85.00	-15.00%	N/A	N/A	$850.00	-15.00%
75.00	-25.00%	N/A	N/A	$750.00	-25.00%
70.00	-30.00%	N/A	N/A	$700.00	-30.00%
60.00	-40.00%	N/A	N/A	$600.00	-40.00%
50.00	-50.00%	N/A	N/A	$500.00	-50.00%
25.00	-75.00%	N/A	N/A	$250.00	-75.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

Knock-Out Buffered Return Enhanced Step-Up Securities Linked to
the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical total returns set forth in the table and graph above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100, and the Basket Return of 5.0% is positive but does not exceed the Specified Percentage of 10.80%, the investor receives a payment at maturity of $1,108.00 per $1,000 face amount of securities, calculated as follows:

$1,000 + [$1,000 × 10.8%] = $1,108.00

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120.  Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100, and the Basket Return of 20.0% is positive and exceeds the Specified Percentage of 10.80%, the investor receives a payment at maturity of $1,200.00 per $1,000 face amount of securities, calculated as follows:

$1,000 + [$1,000 × 20.0%] = $1,200.00

Example 3: The level of the Basket does not change from the Starting Basket Level of 100, finishing at an Ending Basket Level of 100.  Because the Ending Basket Level of 100 is equal to the Starting Basket Level of 100, the investor will receive a payment at maturity of $1,108.00 per $1,000 face amount of securities, calculated as follows:

$1,000 + [$1,000 × 10.8%] = $1,108.00

Example 4: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 90.

If a Knock-Out Event has not occurred, the investor will receive a payment at maturity of $1,000 per $1,000 face amount of securities.

If a Knock-Out Event has occurred, the investor will receive a payment at maturity of $900.00 per $1,000 face amount of securities, calculated as follows:

$1,000 + [$1,000 × (-10%)] = $900.00

Example 5: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 70.  Because the Ending Basket Level of 70 is less than the Starting Basket Level of 100 by more than 10%, a Knock-Out Event has occurred.  The Basket Return is -30.0%, and the investor will receive a payment at maturity of $700.00 per $1,000 face amount of securities, calculated as follows:

$1,000 + [$1,000 × (-30%)] = $700.00

Selected Purchase Considerations

•
APPRECIATION POTENTIAL IF THE BASKET RETURN IS POSITIVE – The securities provide the opportunity to obtain a minimum return equal to the Specified Percentage of 10.80% if the Basket Return is greater than or equal to zero.  The actual Specified Percentage on the securities will be set on the Trade Date and will not be less than 10.80%.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of the securities is protected against a decline in the Ending Basket Level, as compared to the Starting Basket Level, of up to 10%, but only if a Knock-Out Event has not occurred.  If a Knock-Out Event has occurred, for every 1% that the Ending Basket Level is below the Starting Basket Level, you will lose an amount equal to 1% of the face amount of your securities.  Accordingly, you will lose some or all of your initial investment if a Knock-Out Event has occurred and the Ending Basket Level is less than the starting Basket Level.

•
DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the securities is linked to the performance of a basket of four currencies, which we refer to as the Basket Currencies, relative to the U.S. dollar, and will enable you to participate in the appreciation of the Basket Currencies relative to the U.S. dollar, during the term of the securities. Accordingly, the value of the Basket increases if the Basket Currencies appreciate in value relative the U.S. dollar. The Basket derives its value from an equally weighted group of currencies consisting of the Malaysian ringgit, the Singapore dollar, the Indonesian rupiah and the Korean won.

TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the securities. Although the tax consequences of an investment in the securities are uncertain, based on that opinion we believe it is reasonable under current law to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Code, your gain or loss on the securities should be treated as ordinary income or loss unless on or before the date on which you acquire your securities you make a valid election pursuant to the applicable Treasury regulations to treat such gain or loss as capital gain or loss. It is reasonable to treat the election under Section 988 as available, and there should be no adverse consequences as a result of having made a protective election under Section 988. If you make a valid election, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In December 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency. The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including possible alternative treatments and the issues presented by the December 2007 notice and ruling), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Basket Currencies.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
MARKET RISK – The securities do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative.  Your investment will be exposed on a one-for-one basis to any decline in the Ending Basket Level compared to the Starting Basket Level if on any Trading Day during the Observation Period the Basket Level was less than 90% of the Starting Basket Level.

•	THE SECURITIES DO NOT PAY INTEREST – You will not receive interest payments on the securities during the term of the securities.

•
THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.  PAYMENT AT MATURITY OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS – An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities.

•
INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower payment at maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Return is based on the Currency Performance for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

•
THE ORIGINAL ISSUE PRICE OF THE SECURITIES INCLUDES THE AGENTS’ COMMISSION AND THE ESTIMATED COSTS OF HEDGING OUR OBLIGATIONS UNDER THE SECURITIES THROUGH ONE OR MORE OF OUR AFFILIATES – As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you, prior to maturity, in secondary market transactions, will likely be lower than the original issue price, and any such sale could result in a substantial loss to you.

•
THE SECURITIES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS – The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES – The securities are linked to the performance of the

Basket, which is composed of four Currency Performances with equal weightings. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performances of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

•
CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your securities in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the securities.

•
THE SECURITIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS – The Basket Currencies include currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the securities.

•
IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Daily Spot Rate for each Basket Currency on such date, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch , as calculation agent, being unable to determine the Basket Returns using its normal means. The resulting discretion by the calculation agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

•
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Return and maintains some discretion as to how such calculations are made, in particular if the rate source for any of the Basket Currencies (as set forth below) is not available. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the performance of the Basket Currencies.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

•
THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the securities before the Final Valuation Date may not be reflected in the calculation of the payment at maturity. Generally, the calculation agent will calculate the Basket Return by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. For this purpose, the Currency Performances will be calculated only as of the Final Valuation Date. As a result, the Basket Return may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

•
WE AND OUR AFFILIATES AND AGENTS, OR J.P. MORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES – We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

•
ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. dollar. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the U.S. dollar, as reference currency;
•	whether a Knock-Out Event has occurred;
•	the time to maturity of the securities;
•	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;
•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;
•	a variety of economic, financial, political, regulatory or judicial events;
•	supply and demand for the securities; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES – It is impossible to predict whether any of the USD/MYR Spot Rate, the USD/SGD Spot Rate, the USD/IDR Spot Rate and the USD/KRW Spot Rate will rise or fall. The USD/MYR Spot Rate, the USD/SGD Spot Rate, the USD/IDR Spot Rate and the USD/KRW Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Basket Return or payment at maturity in the ordinary manner, the calculation agent will determine the Basket Return or payment at maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Unclear

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under "Tax Consequences," in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In December 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency. The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled "U.S. Federal Income Tax Consequences" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the December 2007 notice and ruling), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and on the Final Valuation Date could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity.

Spot Rates

The Spot Rate for the Malaysian ringgit on each date of calculation will be the Malaysian ringgit/U.S. dollar spot rate at approximately 11:00 a.m. Singapore time, expressed as the amount of Malaysian ringgit per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore, which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Singapore dollar on each date of calculation will be the Singapore dollar/U.S. dollar spot rate at approximately 11:00 a.m. Singapore time, expressed as the amount of Singapore dollar per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore, which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “SGD” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Indonesian rupiah on each date of calculation will be the Indonesian rupiah/U.S. dollar spot rate at 11:00 a.m. Singapore time, expressed as the amount of Indonesian rupiah per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which, appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Korean won on each date of calculation will be the Korean won/U.S. dollar market average rate, expressed as the amount of Korean won per one U.S. dollar, for settlement in two business days, as reported by the Korea Financial Telecommunications and Clearing Corporation, which appears on the Reuters Screen “KFTC18 Page” to the right of the caption “USD Today” that is available at approximately 3:30 p.m., Seoul time, on such date of calculation or as soon thereafter as practicable.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the payment at maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your securities. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

Historical Information

The following charts show the historical performance of the Basket as well as historical individual exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. These historical data are shown for the period from September 28, 1999 through September 28, 2009. These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth herein) or of the historical or future performance of the Basket. We cannot give you any assurance that the Basket Return will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Return is more or less likely to increase or decrease at any time during the term of the securities. For each Basket Currency, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from September 28, 1999 through September 28, 2009. The daily exchange rates published by Bloomberg Financial Markets may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg Financial Markets to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Malaysian Ringgit
Historical High, Low and Period-End Exchange Rates
January 1, 1999 through September 28, 2009
(expressed as units of Malaysian ringgits per U.S. dollar)

Malaysian Ringgit	High	Low	Period End
1999	3.8050	3.7950	3.7995
2000	3.8005	3.7995	3.8000
2001	3.8005	3.7980	3.8005
2002	3.8040	3.7920	3.7995
2003	3.8003	3.7995	3.8000
2004	3.8049	3.7950	3.8000
2005	3.8050	3.7405	3.7795
2006	3.7797	3.5220	3.5270
2007	3.5300	3.3040	3.3115
2008	3.6435	3.1300	3.4675
2009 (through September 28, 2009)	3.7365	3.4575	3.4800

Past performance is not indicative of future performance.

Singapore Dollar
Historical High, Low and Period-End Exchange Rates
January 1, 1999 through September 28, 2009
(expressed as units of Singapore dollars per U.S. dollar)

Singapore Dollar	High	Low	Period End
1999	1.7392	1.6490	1.6659
2000	1.7617	1.6470	1.7345
2001	1.8556	1.7265	1.8455
2002	1.8539	1.7280	1.7345
2003	1.7890	1.6980	1.6995
2004	1.7305	1.6287	1.6317
2005	1.7064	1.6163	1.6630
2006	1.6635	1.5320	1.5378
2007	1.5479	1.4356	1.4401
2008	1.5349	1.3451	1.4301
2009 (through September 28, 2009)	1.5581	1.4076	1.4185

Past performance is not indicative of future performance.

Indonesian Rupiah
Historical High, Low and Period-End Exchange Rates
January 1, 1999 through September 28, 2009
(expressed as units of Indonesian rupiahs per U.S. dollar)

Indonesian Rupiah	High	Low	Period End
1999	9,600	6,520	7,100
2000	9,675	6,950	9,675
2001	12,200	8,280	10,400
2002	10,550	8,427	8,950
2003	9,160	8,095	8,420
2004	9,595	8,299	9,270
2005	10,875	9,115	9,830
2006	9,846	8,694	8,995
2007	9,482	8,650	9,393
2008	13,000	9,045	11,120
2009 (through September 28, 2009)	12,213	9,574	9,725

Past performance is not indicative of future performance.

Korean Won
Historical High, Low and Period-End Exchange Rates
January 1, 1999 through September 28, 2009
(expressed as units of Korean won per U.S. dollar)

Korean Won	High	Low	Period End
1999	1,248.50	1,123.97	1,140.00
2000	1,274.50	1,100.97	1,265.00
2001	1,368.00	1,233.00	1,313.50
2002	1,335.20	1,157.50	1,185.70
2003	1,263.50	1,144.85	1,192.10
2004	1,198.00	1,034.95	1,035.10
2005	1,062.30	989.22	1,010.00
2006	1,010.50	912.90	929.70
2007	953.55	899.69	935.37
2008	1,524.57	931.90	1,259.55
2009 (through September 28, 2009)	1,597.45	1,184.93	1,195.80

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the securities and will receive a fee from the Issuer that will not exceed $15 per $1,000 face amount of securities.